Exhibit 10.19

CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

CONFIDENTIALITY AND NON-COMPETITION AGREEMENT (the “Agreement”), dated as of                     , 2007, between                                          (“Employee”), and Xinyuan Real Estate Co., Ltd., a limited company duly registered under the laws of the Cayman Islands (the “Company”).

WHEREAS, Employee is employed by the Company pursuant to the Employment Agreement between the parties hereto, dated as of the date hereof (the “Employment Agreement”); and

WHEREAS, during the Term (as defined in the Employment Agreement) Employee may become privy to certain Confidential Information (as defined below) of the Company, and Employee understands that the confidentiality of such Confidential Information is extremely important to the Company.

NOW, THEREFORE, in consideration of Employee’s employment by the Company and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1 CONFIDENTIALITY

1.1	Definition

“Confidential Information” shall mean all information not generally available to the public, whether written (including, without limitation, electronic) or oral and in whatever form or medium such information is embodied or transmitted, relating to the Company or any of its Affiliates (as defined below), or their respective personnel, equity holders, partners, investors, clients, or service providers and the nature and operation of their respective businesses, including without limitation information relating to (i) documents and technical information, (ii) operations and techniques, (iii) systems, computer code, and technologies, (iv) trade secrets, developments and inventions, (v) products, services and operations, (vi) strategies, business plans and programs, (vii) financial condition, financial activities, and investments, and (viii) customer lists and other customer information. “Confidential Information” includes all notes, analyses or other documents or material, whether prepared by Employee or otherwise, which contain or otherwise reflect such information.

“Affiliates” means any equity holders, subsidiaries, directors, officers or any entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company, and, as to an individual, an immediate family member or Affiliate of such family member shall be deemed to be an Affiliate of such individual.

1.2	Confidentiality Obligation

(1)	During the term of the Employment Agreement and at any time after the termination of the Employment Agreement, the Employee shall abide by the confidentiality rules formulated by the Company.

(a)	Without the Company’s prior written consent, the Employee shall not, directly or indirectly (i) use any Confidential Information for any purpose other than performance of his/her duties as an Employee; (ii) disclose in any form whatsoever any Confidential Information to any third parties; (iii) acquire Confidential Information by any improper methods or allow third parties to do the same; (iv) use or allow third parties to use any Confidential Information so acquired. For the purpose of this Agreement, “acquire by any improper methods” includes stealing, fraud, threat, bribery, unauthorized reproduction, breach of confidentiality obligations, persuasion of others to breach any confidentiality obligation or similar methods of the same nature.

(b)	The Employee is obliged to use his/her best efforts to prevent any third party from stealing any Confidential Information.

(2)	If the Company suffers any loss resulting directly or indirectly from the Employee’s breach of Section 1.2(1) hereof, the Company shall have the right to impose a discipline penalty on the Employee, and the Employee shall compensate the Company for the loss according to the relevant provisions of the Employment Agreement and assume any other legal liabilities under PRC laws.

(3)	The obligations under Section 1.2(1) shall not apply to the following information which:

(a)	the Employee can prove has entered into the public domain;

(b)	has been disclosed other than by the Employee’s breach of the provisions of this Agreement;

(c)	the Employee can prove was acquired from a third party who was not subject to any confidentiality restrictions; or

(d)	was disclosed by the Employee as required by any applicable law or court order, under which circumstance, the Confidential Information shall be disclosed only to the extent as expressly specified by such applicable law or court order.

(4)	The Employee understands and agrees that as may be required for the Company’s business operations and the Employee’s performance of his/her duties, the Employee may from time to time have access to Confidential Information owned by the Company’s subsidiaries and affiliates. For the purposes of this Article 1, the Company shall be deemed to include any subsidiaries or affiliates of the Company that may, from time to time, become affiliated with the Company.

(5)	The Employee understands and agrees that the Company may from time to time receive confidential information of or relating to third parties which would require the Company to maintain in confidence. The Employee agrees to maintain in confidence for the Company and such third parties and in no event disclose to any party other than the Company and such third parties such confidential information.

(6)	Nothing in this Agreement shall be deemed to exclude, weaken or waive any rights related to the protection of trade secrets that the Company may have under PRC laws (including but not limited to the PRC Anti-Unfair Competition Law).

1.3	Obligation to Return

(1)	Employee acknowledges that all physical manifestations of Confidential Information, including without limitation all originals and copies of disks, code, programs, notes, records and documents in whatever form (including, without limitation, electronic form) generated by Employee or coming into Employee’s possession during the Term are the sole property of the Company. Upon termination of the Employment Agreement, or upon request of the Company at any time, Employee shall immediately deliver all copies of such materials to the Company and shall not retain any copies of any such materials in any form. Upon request of the Company, Employee shall certify in writing as to Employee’s compliance with this paragraph.

(2)	If the Company suffers losses from the Employee’s failure to return any of the above documents (including copies) or items to the Company, the Employee shall be liable and compensate the Company for the losses. The Company may deduct an amount in respect of such losses from the last salary payment payable to the Employee, and shall have the right to take any other proper measures to protect its own legitimate rights and interests.

1.4	Compelled Disclosure

In the event that Employee is compelled, by deposition, interrogatory, subpoena or civil investigative demand or other governmental or regulatory requirement, to disclose any of the Confidential Information, Employee will provide the Company with prompt notice thereof so that the Company may seek an appropriate protective order or other remedy and/or waive compliance with the provisions hereof and Employee shall provide reasonable cooperation as may be requested by the Company in connection therewith. If such protective order or other remedy is not obtained promptly, Employee may furnish that portion (and only that portion) of the Confidential Information, which, in the written opinion of counsel, Employee is legally required to disclose and will exercise Employee’s best efforts to obtain reliable assurance that confidential treatment will be accorded any Confidential Information so furnished.

ARTICLE 2 INTELLECTUAL PROPERTY

2.1	Definition

“Intellectual Property Rights” shall mean all patents, trademarks, service marks, trade names, copyrights, rights in software, domain names, know-how, rights in Creative Works (as defined below), licenses and other intellectual property rights, being used to conduct the business of the Company and its affiliates as now operated.

“Creative Works” shall mean, all designs, ideas, discoveries, inventions, products, computer programs, source codes, procedures, improvements, documents, information, materials, drawings, specifications, reports, electronic media or other instruments made, conceived or developed by the Employee alone or with others.

“Moral Rights” shall mean any right to claim of authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country in the world, or under any treaty.

2.2	Ownership of Intellectual Property Rights and Transfer of Rights

(1)	During the term of the Employment Agreement and at the termination thereof, the Employee shall promptly disclose to the Company, without additional compensation, the following, to the extent that such disclosure could reasonably be expected to be of interest to the Company:

(a)	any Creative Works related to the Company’s business activities or to the Employee’s work with the Company;

(b)	any pricing or marketing strategies;

(c)	any products and services;

(d)	any other ideas or information; and

(e)	any Intellectual Property Rights;

which are conceived, adapted, discovered, developed or improved by the Employee while employed by the Company.

(2)	The Employee undertakes and warrants that he/she will not, during the term of the Employment Agreement or at any time after the termination hereof, infringe, misappropriate, acquire or use (unless acquires or uses during the performance of his/her duties as an employee of the Company) any of the Company’s Intellectual Property Rights.

(3)	The Employee acknowledges and agrees that any Creative Works created by the Employee for the purpose of the Company’s business or primarily using the Company’s resources during the term of the Employment Agreement are occupational creations. The right to apply for patents, copyrights trademarks or other protection shall be vested in the Company, and the Company shall be the patentee or holder of the copyright, trademark or other protection after any such protections granted. The Employee agrees to assist the Company in executing and providing any and all documents and rendering any assistance that is reasonably necessary to obtain any patent, copyright, trademark or other protection for the Creative Works in the PRC or any other countries. Subject to applicable laws and treaties, the Employee agrees to irrevocably transfer and assign to the Company any and all Moral Rights that the Employee may have in such Creative Works.

(4)

The Parties agree that during the term of the Employment Agreement, according to the Company’s arrangement, the Employee will accept the Company’s request to create copyright works. Works which are created under the sponsorship of the Company, and which represent the will of the Company, and for which the responsibility for the work is assumed by the Company, shall be classified as legal person works. The author thereof shall be the Company and the copyright shall vest in the Company. Meanwhile, the Employee agrees that during the term of the Employment Agreement, the copyright of other works completed by the Employee primarily by using the Company’s material and technical resources also vest in the Company (if the Employee is entitled to the right of acknowledgement according to PRC laws, the Employee may enjoy the right of acknowledgement, however, other rights of the copyright shall still vest in the Company).

(5)	The Employee agrees that any other Intellectual Property Rights developed by the Employee for the fulfilment of tasks assigned by the Company or primarily by using the Company’s material and technical resources during the term of the Employment Agreement shall vest in the Company.

(6)	In deciding the salary and welfare benefits payable to the Employee, the Company has taken into account, and such salary and welfare benefits include, rewards for the Employee’s contribution to the Intellectual Property Rights. The Employee hereby agrees that it shall not be entitled to any additional rewards or compensation for the Intellectual Property Rights hereunder from the Company.

(7)	The Employee agrees that any Intellectual Property Rights developed by the Employee related to his original job at the Company or to the task assigned by the Company within one year after the termination of his employment with the Company shall vest in the Company.

(8)	The Employee hereby irrevocably assigns, transfers and conveys to the Company any Intellectual Property Rights which the Employee creates or is involved in creating while employed by the Company (whether or not created during the Company’s regular working hours or on the Company’s premises) which do not vest in the Company according to Sections 2.2(2) to (7) above. Further, the Employee agrees that he will use his best efforts to protect the benefits the Company may obtain globally as a result of the Intellectual Property Rights. During the period of his employment with the Company and after he leaves the employment of the Company, the Employee shall, at the Company’s request in writing from time to time and provided that the Company bears all the reasonable expenses, execute all such further documents and do all such further acts or things as may be necessary inside or outside the PRC to vest all right, title and interest in such Intellectual Property Rights referred to in this Section 2.2(8) in the Company (including assisting the Company in handling all related applications, registration formalities or other legal formalities (including serving as a witness at court)).

(9)	The Employee understands that Intellectual Property Rights developed by the Employee prior to the commencement of the term of the Employment Agreement shall not be subject to Section 2.2(7), and at the written request of the Company from time to time, the Employee will provide the Company with the related information to show that the relevant Intellectual Property Rights have been developed prior to the commencement of the term of the Employment Agreement.

(10)	The Employee agrees that if the Intellectual Property Rights generated during the Employee’s employment and reduced into written records, including words, drafts, blueprints, notes, notebooks, drawings, schematics, prototypes, magnetically encoded media, or any related materials, such written records, shall be deemed to be the Company’s property. The Employee undertakes that during the term of the Employment Agreement and at any time thereafter, he will not disclose the contents of any of such written records to any persons unless authorized by the Company in writing.

ARTICLE 3 NON-COMPETITION

3.1	Definition

“Competitive Position” shall mean serving in a senior management capacity, as an employee, consultant, advisor or otherwise, for any person that engages in a business similar to the business of the Company or any of its Affiliates as conducted or as intended to be conducted on or prior to the end of the Term, including, without limitation, any real estate investment, ownership, acquisition, sale, renting, leasing, development and/or management in the PRC.

3.2	Non-Competition by the Employee

(1)	The Employee hereby irrevocably represents and warrants that during the period of the Employee’s employment with the Company and within two (2) years after the Employee leaves his/her post, without regard for the reason, the Employee shall not, directly or indirectly, and whether or not for compensation, either on his or her own behalf or as an employee, officer, agent, consultant, director, owner, partner, shareholder, investor, or in any other capacity (except in the capacity of an employee of the Company acting for the benefit of the Company):

(a)	serve in a Competitive Position;

(b)	assist in any way any person or entity whose activities are competitive with or otherwise adverse to the Company’s own business activities; or

(c)	engage in activities contrary or harmful to the interest of the Company or any of its affiliates, including but not limited to (i) employing or recruiting any present, former or future employee of the Company or any of its affiliates to serve in a Competitive Position; (ii) owning equity in any other company that is in a business similar to the business of the Company or any of its Affiliates as conducted or as intended to be conducted on or prior to the end of the Term, including, without limitation, any real estate investment, ownership, acquisition, sale, renting, leasing, development and/or management in the PRC, provided that the ownership of less than five per cent (5%) of the outstanding capital stock of any publicly-traded company, and the ownership by Employee of such other investments, if any, as previously approved by the Company in accordance with the Company’s applicable policies, shall not constitute a violation of this provision; (iii) disclosing or misusing any Confidential Information; or (iv) participating in a hostile takeover attempt of the Company or any of its affiliates.

(2)	The Company may, at any time either before or after the expiry or termination of the Employment Agreement, shorten, or waive, the period for its non-competition obligation under Section 3.2 (1) above by giving notice to the Employee thereof. If, at any time either before or after the expiry or termination of the Employment Agreement, the Company does not require the Employee to perform any non-competition obligations hereunder, the period for the non-competition obligation may be shortened to zero, and the Company does not need to pay any economic compensation to the Employee.

(3)	In consideration of the Employee’s performance of the provisions under Section 3.2 (1) above, the Company shall, from the day the Employee leaves the employment of the Company, pay to the Employee the economic compensation relating to the non-competition in compliance with applicable laws and regulations, for the enforcement of such restriction of non-competition herein against the Employee, provided that such restriction can be waived in writing by the Company in its sole discretion.

(4)	Upon receipt of each payment from the Company, the Employee shall provide the Company with a receipt recording the payment date signed by the Employee.

(5)	If the Company breaches the provisions of this Agreement by failing to pay to the Employee the economic compensation in a full and timely manner as set out in Section 3.2(3) above (unless otherwise notified pursuant to Section 3.2(2)) for a period of 30 days after receipt of the Employee’s written notice, the Employee shall be discharged from his/her obligations under Section 3.2(1) above.

3.3	Non-Solicitation

The Employee agrees that, while employed by the Company and for a period of two (2) years after the date of termination of the employment relationship, without regard to the reason, if any, such employment shall terminate, the Employee will not, directly or indirectly, and whether or not for compensation, either on his or her own behalf or as an employee, officer, agent, consultant, director, owner, partner, shareholder, investor, or in any other capacity:

(1)	induce or attempt to induce any employee, consultant, sales agent, supplier, customer or independent contractor of the Company to end his or her relationship with the Company; or

(2)	employ, retain as a consultant or contractor, or cause to be so employed or retained, any employee (or former employee within two years after the date such former employee ceases to be employed by the Company), consultant, sales agent, or independent contractor of the Company; or

(3)	accept or solicit investment capital, directly or indirectly, from any individual (other than the general public) or entity, or from an officer, partner, or principal of any entity, from which the Company has accepted investment capital, or with which, prior to the Employee’s termination date, the Company has held discussions regarding the possibility of securing investment capital; or

(4)	enter into or attempt to enter into a business relationship with any individual or entity with which, prior to the Employee’s termination date, the Company had a business relationship, or with which, prior to the Employee’s termination date, the Company had held discussions regarding the possibility of entering into such an relationship, if such relationship would be competitive with or otherwise deleterious to the interests of the Company; or

(5)	do or say anything which is harmful to the reputation of the Company, or which may lead any person to cease to deal with the Company on substantially equivalent terms as before or at all.

ARTICLE 4 MISCELLANEOUS

4.1	Scope of Restrictions

The Employee’s covenants and restrictions of confidentiality, intellectual property and non-competition as contained in Articles 1, 2 and 3 hereof shall extend to and for the benefit of the Company and its affiliate companies and to the nature and extent of their respective businesses, throughout the term of Employee’s employment with the Company. Where reference is made to the business of the Company, such term shall include any business of the Company and its affiliated companies.

4.2	Governing Law

This Agreement, and all matters relating hereto, including any matter or dispute arising out of the Agreement, shall be interpreted, governed, and enforced according to the laws of the State of New York.

4.3	Injunctive Relief

Employee acknowledges that the Company will be irreparably injured if Employee violates this Agreement, that monetary damages will not be sufficient to compensate the Company and that the Company will be entitled to a court order enjoining any such violation without the posting of any bond.

4.4	Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, provided that Employee may not assign any part of this Agreement without the Company’s prior written consent.

4.5	Entire Agreement; Amendment

This Agreement is the entire agreement of the parties with respect to the subject matter hereof and may not be modified, amended, terminated, or waived, in whole or in part, except by written agreement of the parties hereto.

4.6	Severability

If for any reason any part of this Agreement shall be held invalid, its invalidity shall not affect any other provision of this Agreement that can be given effect without the invalid provision, and the parties shall in good faith seek to replace such provision with another provision that is valid and that to the maximum extent possible achieves the intent and purposes of the original provision.

4.7	Notices

Notices under this Agreement shall be given in writing to the relevant Party at the address stated herein (or to such other address as it shall have notified the other Party previously in writing).

If to the Company:

Xinyuan Real Estate Co., Ltd.

18 Xinyuan Road, Zhengzhou, Henan 450011, PRC

Fax: 86 371 6565 1686

Attention: Yong Zhang

If to the Employee:

[Name]

[Address]

4.8	Survival of Agreement

This Agreement shall survive the termination of the Employment Agreement and the Employee shall be liable for any damages suffered by the Company as a result of a breach of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have hereunto caused this Agreement to be executed as of the day and year first above written.

XINYUAN REAL ESTATE CO., LTD.

By
Name:	Yong Zhang
Title:	Chairman and Chief Executive Officer
Date:

[Name of Employee]
Date: